Exhibit 99.1

AMERicannSecures $10,000,000

Equity Financing Commitment

Proceeds Will be Used to Develop the Company’s State-of-the-art Massachusetts Medical Cannabis Center in Freetown, Massachusetts

DENVER, CO / September 7, 2017 / AmeriCann, Inc. (OTCQX: ACAN), an Agricultural-Technology company that is developingthe next generation of sustainable, state-of-the-art medical cannabis cultivation properties,announced that it has secured an equity investment commitment of $10,000,000 from Mountain States Capital, LLC (“MSC”).

The majority of the investment from MSC will be utilized to develop the first phase of AmeriCann’sflagship project, the Massachusetts Medical Cannabis Center (“MMCC”.) This state-of-the-art cannabis cultivation and processing development project is 47 miles from Boston in the midst of the rapidly growing Massachusetts medical cannabis market.

Mountain States Capital released a statement that, “AmeriCann is well positioned to benefit from the recent implementation of the landmark adult-use cannabis program in Massachusetts. The Commonwealth, and the country, needs the sophisticated, technologically advanced facilities that AmeriCann is delivering.”

The MMCC project is approved for 1 million square feet, which will be developed in phases and is expected to be one of the most technologically advanced cultivation facilities in the nation.

“Massachusetts is one of the most dynamic developing cannabis markets in the United States,” stated AmeriCann CEO Tim Keogh.  “Our MMCC project will become a center of excellence for quality, consistency and efficiency and play an important role in helping to provide the cannabis infrastructure the Commonwealth requires.”

The project’s first phase will consist of a 30,000 square foot greenhouse, laboratory and research center. AmeriCann has agreements with Coastal Compassion, Inc., one of a limited number of licensed operators in the Massachusetts cannabis market. Coastal Compassion, Inc. will lease 100% of the first phase of MMCC upon completion.

In addition to funding the initial 30,000 square foot facility, the balance of the equity is expected to be utilized to prepare for projects in other regulated markets.

About AmeriCann

AmeriCann (OTCQX: ACAN) is a publicly traded Agricultural Technology (Ag-Tech) company that is developing a new generation ofsustainable, state-of-the-art medical cannabis cultivation and processing properties.

AmeriCann, Inc. is a Certified B Corp, an acknowledgment of the company’s commitment to social and environmental ethics, transparency and accountability. AmeriCann became the first public cannabis company to earn this respected accreditation. More information about the Company is available at: www.americann.co, or follow AmeriCann on Twitter@ACANinfo.

About Massachusetts Medical Cannabis Center (MMCC)

The Massachusetts Medical Cannabis Center is approved for nearly 1,000,000 square feet of medical cannabis cultivation and processing in Freetown, Massachusetts. The state-of-the-art, sustainable, greenhouse project will consist of multiple planned phases for tenants in the Massachusetts medical marijuana market.

AmeriCann’s Cannopy System uniquely combines expertise from traditional horticulture, lean manufacturing, regulatory compliance and cannabis cultivation to create superior facilities and procedures. The company is planning to replicate the Canopy platform in additional states.

The first phase of the project consists of 30,000 sq. ft. of cultivation and processing infrastructure in Building 3 and 130,000 square feet of Building 1. AmeriCann can expand Building 1 to approximately 600,000 sq. ft., based on patient demand.

About Solanna

AmeriCann has developed and owns “Solanna”, a new comprehensive line of nutraceutical-grade cannabis infused products.AmeriCannhas created the brand, packaging concepts and invested significantly in Standard Operating Procedures and Good Manufacturing Practices to ensure safety, consistency and efficacy across the product offering.

The intellectual property for Solanna will be licensed by AmeriCann to regulated cannabis businesses and will initially focus on providing healthier alternatives to smoking that include:

●	Capsules
●	Topical lotions and balms
●	Sublingual tinctures
●	Oral dissolving film
●	Trans-dermal applications

The Company plans to expand the product line to include edible products, health drinks, and branded concentrates.  The products are designed to allow consumers to manage dosage through micro-dosing and to improve efficacy by incorporating blends of other plants, essential oils and other supplements that enhance and compliment the benefits of cannabis.

The Solanna line of products will be offered exclusively through AmeriCann’s Preferred Partners.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s recently filed Registration Statement on Form S-1, which the Company has filed with the SEC and which may be viewed at www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

3200 Brighton Blvd. Unit 114

Denver, CO 80216

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

Investors:

Hayden IR

hart@haydenir.com

(917) 658-7878

AmeriCann Press Release re MSC Finance Commitment 9-5-17